Exhibit 2.1

DISTRIBUTION AND CONTRIBUTION AGREEMENT

This DISTRIBUTION AND CONTRIBUTION AGREEMENT (this “Agreement”) dated as of July 20, 2022, is entered into by and between PS Business Parks, Inc. (the “Company”), PS Business Parks, L.P. (the “Partnership”), Sequoia Parent LP, Sequoia Parent 2 LP and Sequoia Parent 3 LP (each, a “Parent Entity” and together, the “Parent Entities”) and B9 Sequoia NC Parent LLC (“NC Parent”, and collectively with the Company, the Partnership and the Parent Entities, the “Parties”).

WHEREAS, the Partnership owns 100% of the limited liability company interests (the “NC Interests”) of B9 Sequoia NC Holdco LLC, a Delaware limited liability company (the “Non-Core Holdco”), and is currently the sole member of the Non-Core Holdco;

WHEREAS, the Partnership desires to distribute the NC Interests as set forth on Schedule A to the Parent Entities in redemption of certain of Parent Entities’ limited partnership interests in the Partnership (the “Partnership Interests”);

WHEREAS, following the redemption of the Partnership Interests, the Parent Entities will contribute all of their remaining Partnership Interests to the Company;

WHEREAS, each Parent Entity, upon receiving the distributed NC Interests, desires to contribute to NC Parent all of the NC Interests held by them; and

WHEREAS, (A) immediately following the making of each Distribution (as defined below), the fair value of the assets of the Partnership (excluding the fair value of property that is subject to a liability for which the recourse of creditors is limited, except to the extent that the fair value of that property exceeds such liability) will exceed the total liabilities of the Partnership (excluding liabilities to the partners of the Partnership on account of their limited partnership interest and liabilities for which the recourse of creditors is limited to specified property of the Partnership), (B) the payment of each Distribution will not cause the Partnership to be insolvent and will not hinder the Partnership’s ability to continue as a going concern, (C) the payment of the Partnership will not violate the Maryland Limited Partnership Act or other applicable law or any contract to which the Partnership is a party, and (D) the general partner of the Partnership has approved and authorized the Distributions described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged and intending to be legally bound thereby, the parties hereby covenant and agree as follows:

1. Distributions and Contributions. Upon the execution of this Agreement by the Parties (i) the Partnership hereby distributes to each Parent Entity the portion of the NC Interests set forth opposite the name of each Parent Entity on Schedule A attached hereto (each, a “Distribution”) in redemption of the number of each Parent Entities’ Partnership Interests as set forth opposite the name of each Parent Entity on Schedule A attached hereto (individually, each a “Distribution” and, collectively, the “Distributions”); and (ii) immediately following the Distributions, each Parent Entity hereby contributes (x) all of the NC Interests received by it in the Distributions to NC Parent and (y) all of the remaining Partnership Interests held by it to the Company (individually, each a “Contribution” and collectively, the “Contributions”).

2. Admissions. Effective immediately prior to each Distribution, the applicable Parent Entity is hereby admitted to the Non-Core Holdco as a substitute member thereof (the “Distribution Admission”), and the Parent Entities shall be bound by all of the terms and provisions of the limited liability company agreement of the Non-Core Holdco (the “LLC Agreement”). Effective immediately prior to each applicable Contribution, NC Parent shall be admitted to the Non-Core Holdco as a substitute member thereof (together with the Distribution Admission, the “Admissions”), and shall be bound by all of the terms and provisions of the LLC Agreement.

3. Cessation. Following the consummation of the Distributions and the Contributions, (i) the Partnership and the Parent Entities shall cease to be a member of the Non-Core Holdco and shall thereupon cease to have or exercise any right or power as a member of the Non-Core Holdco and (ii) the Parent Entities shall cease to be limited partners of the Partnership and shall thereupon cease to have or exercise any right or power as a limited partner of the Partnership.

4. Continuation of the Non-Core Holdco. The Parties hereto agree that the Distributions, the Contributions and the Admissions shall not dissolve the Non-Core Holdco or the Partnership, and that the business of the Non-Core Holdco and the Partnership shall continue following the Distributions, the Contributions and the Admissions. Following consummation of the Contributions, NC Parent shall be the sole holder of the NC Interests and shall be the sole member of the Non-Core Holdco and the Company will, directly or indirectly, own 100% of the Partnership Interests.

5. Further Assurances. Each Party to this Agreement promptly will execute and deliver such further instruments and agreements and do such further acts and things as may be reasonably requested in writing by any other party hereto that may be necessary or desirable in order to effect fully the purpose of this Agreement.

6. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interest or obligations hereunder without the approval of the other parties.

7. Counterparts. This Agreement may be executed in one or more counterparts, and by different parties on different counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

8. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning and interpretation of this Agreement.

9. Third Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

10. Recitals. The recitals set forth at the beginning of this Agreement are true and correct and incorporated into this Agreement by this reference.

11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of laws principles.

12. Effectiveness. This Agreement, and the transactions contemplated hereby, shall be effective on as of the day and year first above written.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

PS BUSINESS PARKS, INC.

By:	/s/ Matthew Ostrower
Name:	Matthew Ostrower
Title:	Chief Financial Officer, Vice President and Treasurer

PS BUSINESS PARKS, L.P.

By: PS Business Parks, Inc., its general partner

By:	/s/ Matthew Ostrower
Name:	Matthew Ostrower
Title:	Chief Financial Officer, Vice President and Treasurer

SEQUOIA PARENT LP

By: Sequoia Parent GP LLC, its general partner

By:	/s/ Anthony Beovich
Name:	Anthony Beovich
Title:	Managing Director and Vice President

SEQUOIA PARENT 2 LP

By: Sequoia Parent GP LLC, its general partner

By:	/s/ Anthony Beovich
Name:	Anthony Beovich
Title:	Managing Director and Vice President

SEQUOIA PARENT 3 LP

By: Sequoia Parent GP LLC, its general partner

By:	/s/ Anthony Beovich
Name:	Anthony Beovich
Title:	Managing Director and Vice President

B9 SEQUOIA NC PARENT LLC

By:	/s/ Anthony Beovich
Name:	Anthony Beovich
Title:	Managing Director and Vice President